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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of NatSteel Electronics Ltd.:

We consent to the inclusion of our report dated March 13, 2001, with respect to the consolidated balance sheet of NatSteel Electronics Ltd. and subsidiaries as of December 31, 2000, and the related consolidated statements of profit and loss account, changes in Shareholders' equity and cash flows for the year ended December 31, 2000, which report appears in the Form 8-K/A of Solectron Corporation dated March 20, 2001.


/s/ KPMG

Certified Public Accountants
Singapore
March 20, 2001